Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Materion Corporation 2025 Equity and Incentive Compensation Plan of our reports dated February 19, 2025, with respect to the consolidated financial statements and financial statement schedule of Materion Corporation and the effectiveness of internal control over financial reporting of Materion Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 7, 2025